Exhibit 99.1

Ares Capital Corporation Increases and Extends Its Revolving Credit Facility
Facility Upsized by $240 million to $3.6 billion and Final Maturity Extended to 2025 with
Pricing and Advance Rates Remaining Unchanged

NEW YORK, NY — March 31, 2020 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that it has increased commitments under its Revolving Credit Facility (the “Facility”) to approximately $3.6 billion and extended the final maturity date to March 30, 2025. The Facility was led by JP Morgan, Bank of America, SunTrust Robinson Humphrey, BMO Capital Markets, MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation and includes a total of 37 bank participants. Pricing and advance rates remain unchanged on the Facility.

Thus far in 2020, Ares Capital has increased or extended all of its bank led revolving facilities, now totaling more than $5.9 billion, all with pricing and advance rates unchanged. The earliest bank revolving facility maturity is 2024. In addition, Ares Capital expanded its unsecured funding capacity by issuing a $750 million 3.25% unsecured note offering in February 2020, which reflects the lowest unsecured note cost in the company’s history.

“We are pleased to execute this upsize and extension of our facility, which further enhances our deep sources of liquidity and our flexibility,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We truly appreciate our extensive bank relationships and their commitment to providing support for our financing needs.”

“Considering the volatile market environment, we believe our ability to upsize and extend this facility highlights the confidence our bank group has in Ares Capital and our long-standing investment experience through market cycles,” said Penni Roll, Chief Financial Officer of Ares Capital.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

Contact:
Ares Capital Corporation
Carl Drake, (888) 818-5298
cdrake@aresmgmt.com
or
John Stilmar, (888) 818-5298
jstilmar@aresmgmt.com

Media:
Mendel Communications LLC
Bill Mendel, 212-397-1030
bill@mendelcommunications.com